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                                                                    EXHIBIT 99.1




           PEOPLES FIRST CORPORATION TO AFFILIATE WITH UNION PLANTERS

Memphis, TN (NYSE:UPC) -- November 18, 1997-- Union Planters Corporation and Peoples First Corporation (NASDAQ:PFKY), headquartered in Paducah, Kentucky, jointly announced today that they have signed a definitive agreement for the acquisition of Peoples First by Union Planters. The announcement was made by Benjamin W. Rawlins Jr., Chairman and Chief Executive Officer of Union Planters Corporation, and Aubrey W. Lippert, Chairman of the Board, President and Chief Executive Officer of Peoples First.

Under the agreement, in a tax-free exchange, shareholders of Peoples First would receive .6 of a UPC common share for each PFKY common share. The transaction would be valued at approximately $380 million or $36.00 per share based on Union Planters' November 17 closing common stock price of $60.00. The acquisition is expected to be accounted for as a pooling of interests.

In connection with the agreement, Peoples First has granted Union Planters an option to purchase 19.9% of its common stock in certain circumstances. The transaction is subject to shareholder and regulatory approval and other customary terms and conditions. The transaction is expected to be closed late in the second quarter of 1998.

In making the announcement, Aubrey Lippert stated, "We are extremely pleased to announce our proposed affiliation with Union Planters. We were looking for a partner who believes, like we do, that financial service decisions are best made locally. In addition, our customers will benefit from over 400 additional banking locations and 600 ATMs throughout the Southeast and Midwest."

Ben Rawlins stated, " The decision by Peoples First to join the Union Planters team is one we are truly excited about. Presently the banks of Peoples First serve customers in an 11 county area in western Kentucky and Clarksville, Tennessee. These new markets to Union Planters will be a perfect enhancement to our nearby existing locations in southeast Missouri and northwest and middle Tennessee. We are also pleased that Aubrey will continue to direct our efforts in the 11 county area."


Peoples First Corporation is a multi-bank holding company, with approximately $1.5 billion in total assets as of September 30, 1997. Peoples First conducts a complete range of commercial and personal banking activities through 26 banking offices in Western Kentucky and three banking locations in Clarksville, Tennessee.


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Union Planters Corporation, headquartered in Memphis, Tennessee, one of the 50 largest banking organizations in the country, reported total assets of $14.8 billion at September 30, 1997. Union Planters serves approximately 1.5 million households with banking offices in Tennessee, Kentucky, Mississippi, Missouri, Arkansas, Alabama and Louisiana.

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For more information:

(Peoples First)
Aubrey W. Lippert
Chairman
Peoples First Corporation
100 South 4th Street
P.O. Box 2200
Paducah, KY 4002-2200
(P) 502.441.1200

(Financial)
Jack W. Parker
Executive Vice President & CFO
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38018
(P) 901.580.6781

(Media)
Bill Andrews
Senior Vice President
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38918
(P) 901.580.2892
(F) 901.580.2396